ShengdaTech Announces Exercise of Over-Allotment Option for an Additional $15 Million
of 6.00% Convertible Senior Notes Due 2018

TAIAN CITY, Shandong, China, June 25 /Xinhua-PRNewswire-FirstCall/ -- ShengdaTech Inc. ("ShengdaTech" or "the Company") (Nasdaq: SDTH - News) a leading manufacturer of nano precipitated calcium carbonate (NPCC) in the People's Republic of China (PRC) and a major manufacturer of coal-based chemical products in Tai'an City, Shandong Province, PRC, today announced that the underwriters of ShengdaTech's recent senior convertible notes offering exercised in full their over-allotment option for $15 million of its 6.00% Convertible Senior Notes due 2018. A 30-day option was granted to purchase up to an additional $15.0 million of senior convertible notes.

The Senior Notes of ShengdaTech bear interest at 6.0 % per annum payable semiannually. The notes will mature on June 1, 2018, and will be convertible into shares of ShengdaTech's common stock at terms and a conversion rate of 100.6036 per $1,000 principal amount of the notes (which represents a conversion price of approximately $9.94 per share). The Company intends to use the proceeds from the notes for expansion of its NPCC production capacity, for its planned coal-based chemical acquisition, and for funding its working capital requirements.

The convertible senior notes and ShengdaTech's common shares issuable upon conversion of the notes will not be registered under the United States Securities Act of 1933, as amended (the ''Securities Act'') or the securities laws of any other jurisdiction. ShengdaTech will be obligated to file a shelf registration statement under the Securities Act for resale of the notes and the common shares issuable upon conversion if the notes and common shares issuable upon conversion are not eligible for sale under Rule 144A of the Securities Act beginning 180 days after issuance. Unless they are registered, these notes may be offered or sold only in transactions that are exempt from registration under the Securities Act and the securities laws of any other jurisdiction.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. Any offers of the notes will be made only by means of a private offering memorandum.

About ShengdaTech, Inc.

ShengdaTech Inc. ("the Company") is engaged in the business of manufacturing, marketing and selling nano precipitated calcium carbonate ("NPCC") and coal-based chemicals for use in various applications. The Company converts limestone into NPCC using proprietary technology. The unique chemical and physical attributes make NPCC a valuable ingredient in tires, paints, polyvinyl chloride ("PVC") building materials and other products. NPCC enhances the durability of many products by increasing strength, heat resistance, and dimension stabilization. The Company is also engaged in the manufacture and sale of coal-based chemical products, namely ammonium bicarbonate, liquid ammonia, methanol and melamine. The Company markets and sells its coal based chemical products mainly for chemical fertilizers and raw materials in the production of organic and inorganic chemical products, including formaldehyde and pesticides. For more information, contact CCG Elite directly or go to ShengdaTech's website at http://www.shengdatechinc.com .

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as the ability of the Company to complete the acquisition and relocate its coal based chemical operations, unanticipated changes in product demand especially in the PVC, polyethylene, and paper industry, changes in composition of these industries, ability to attract new customers, ability to increase our product's applications, ability of our customers to sell products, cost of raw material, downturns in the Chinese economy, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission.

For more information, please contact:

Crocker Coulson, President
CCG Elite
Tel: +1-646-213-1915
Email: crocker.coulson@ccgir.com
Web: http://www.ccgelite.com